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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                YEARS ENDED DECEMBER 31

                                               2002         2001        2000        1999         1998
                                             --------     -------     --------     --------     --------
FIXED CHARGES:

   Interest charges                          $ 16,354     $20,738     $ 16,521     $ 18,020     $ 22,359

   Net amortization of debt discount and
     premium and issuance expense                 580         364          224          371          640

   Interest portion of rental charges             484         455          472          478          495
                                             --------     -------     --------     --------     --------
TOTAL FIXED CHARGES                          $ 17,418     $21,557     $ 17,217     $ 18,869     $ 23,494
                                             ========     =======     ========     ========     ========

EARNINGS:

   Pre-tax earning                           $ 83,895     $53,431     $101,026     $ 87,225     $ 87,663

   Interest charges                            16,354      20,738       16,521       18,020       22,359

   Net amortization of debt discount and
     premium and issuance expense                 580         364          224          371          640

   Interest portion of rental charges             484         455          472          478          495

                                             --------     -------     --------     --------     --------
TOTAL EARNINGS                               $101,313     $74,988     $118,243     $106,094     $111,157
                                             ========     =======     ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                5.8         3.5          6.9          5.6          4.7
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